Exhibit 4.20

Sales and Purchase Contract on Pelletizing Iron Concentrate

The Seller：Wuhu Feishang Mining Development Co., Ltd.             Contract No.：FSK13-01

The Buyer：Wuhu Fuxin Steel Co., Ltd.

Based on friendly consultations, the seller and the buyer reached to the following agreement on the sales of iron concentrates:

1.

The seller provided the appropriate monthly quantity of products to the buyer and the price was based on monthly negotiation, i.e marketing price.

2.

The place of delivery was in the pounds room of Yangchong yard. The sold quantity was settled based on the weighing list of the seller, and the buyer could send its representative to supervise the weighing.

3.

The seller together with the buyer took the samples from the yard of the seller. The sample was triplicate, one for each party and another for arbitration. The test results would be subjected to the seller. If there was any discrepancy, the buyer could put forward to arbitration. The arbitration was Maanshan Mining Research Institute.

4.

Payment was in advance and then delivery. The price was based on 65% of Total Fe(“TFe”). If TFe65% rose 1%, the price was plus CNY30/T, while declining 1%, the price reduced CNY30/T.

5.

The seller should ensure that Tfe was equal 65%, sulfur(“S”) was less than or equal 1.0%, silica(“SiO₂”) was less than or equal 3.5%, phosphorus(“P”) was less than or equal 0.1%, and 200 mesh was more than or equal 68%. If S≤1.0% rose 0.01, the price reduced CNY0.1/T. If 200 mesh ≥68% declined 1%, the price reduced CNY5/T

6.

The seller provided 17% value-added-tax invoice to the buyer and the settlement was on a month basis.

7.

The outstanding issues not set out in the contract was settled based on the two parties’ negotiation.

8.

The terms of the contract was from January 1, 2013 to December 31, 2013.

The Buyer

Names of The Buyer: Wuhu Fuxin Steel Co., Ltd.

Legal Representative：

A/C with Bank: Anhui Fanchang Rural Cooperative Bank Xingang Branch

A/C no:

Tax ID no.:

Zip Code:

Tel: (0553) 7915693/7915811

Address: Xingang Industrial Park, Fanchang ,Wuhu

The Seller

Names of The Seller: Wuhu Feishang Mining Development Co., Ltd.

Legal Representative:

A/C with Bank: ICBC Fanchang Branch

A/C no:

Tax ID no:

Zip Code: 241202

Tel: (0553) 7337509

Address: Xiaokeshan, Xingang , Fanchang ,Wuhu

Signature Date: January 1, 2013